Exhibit 10.1

Private & Confidential

Dated 7 February 2008

CHAUCER HOLDINGS PLC	(1)
and
QUANTA CAPITAL HOLDINGS LTD	(2)
and
QUANTA 4000 HOLDING COMPANY LTD	(3)

AGREEMENT

for the sale and purchase of the entire

issued share capital of Quanta 4000

Limited and of 6,000,000 C ordinary

shares of one pence each in the capital

of Pembroke JV Limited

Contents

Clause		Page
1	Definitions and interpretation	1
2	Agreement to sell the Sale Shares	5
3	Consideration	6
4	Completion	6
5	Conditions during escrow period	9
6	The Warranties	9
7	Dealing with and voting on the Sale Shares	11
8	Entire Agreement	11
9	Announcements and confidentiality	12
10	Post Completion Undertakings	13
11	Waivers and releases	14
12	Tax overpayment	14
13	Miscellaneous	15
14	Invalidity	15
15	Notices	15
16	Assignment	16
17	Governing Law and Submission to Jurisdiction	16
Schedule 1 Information about the Company		17
Schedule 2 The Warranties		18
Schedule 3 Seller protection provisions		24
Schedule 4 Agreed Intercompany Debt		27

Agreed form documents

Accounts

Quanta FAL Release Document

Replacement FAL Deeds

Lovells

THIS AGREEMENT is dated 7 FEBRUARY 2008 and is made BETWEEN:

(1)	CHAUCER HOLDINGS PLC (company registration number 2847982) whose registered office is at Plantation Place, 30 Fenchurch Street, London EC3M 3AD (the “Buyer”);
(2)	QUANTA CAPITAL HOLDINGS LTD a company registered in Bermuda whose registered office is at Clarendon House, 2 Church Street, PO Box 666, Hamilton, Bermuda (the “Seller”); and
(3)	QUANTA 4000 HOLDING COMPANY LTD a company registered in Bermuda whose registered office is at Clarendon House, 2 Church Street, PO Box 666, Hamilton, Bermuda (“Quanta 4000 Holdings”).

NOW IT IS HEREBY AGREED as follows:

1	Definitions and interpretation
1.1	In this Agreement, unless the context requires otherwise:

“Accounts” means the management accounts in the agreed form prepared as at 31 December 2007 in respect of the business of the Company other than in relation to the transactions effected by the Company as a member of the Syndicate;

“Accounts Date” means 31 December 2007;

“Accounts Update Letter” means a letter dated on the Completion Date from the Seller to the Buyer confirming that there have been no changes between the Accounts Date and the Completion Date to the financial position of the Company as shown in the Accounts or identifying any such changes;

“Agreed Intercompany Debt” means the debt owed by the Company to the Seller which is described in Schedule 3;

“Auditors” means the auditors of the Company namely CLB Littlejohn Frazer, Chartered Accountants, of 1 Park Place, Canary Wharf, London E14 4HJ;

“Business Day” means a day other than a Saturday or Sunday on which banks are ordinarily open for the transaction of normal banking business in London and Bermuda;

“Buyer’s Group” means the Buyer and each of its Subsidiaries and Holding Companies, and any Subsidiary of any such Holding Company;

“Buyer’s Solicitors” means Norton Rose LLP, of 3 More London Riverside, London SE1 2AQ;

“Business Transfer Agreement” means the business transfer agreement dated 25 October 2006 and made between Chaucer Syndicates Limited, Pembroke Managing Agency Limited and Quanta U.K. Limited;

“CA 1985” means the Companies Act 1985;

“Capacity Agreement” means the Capacity Provision and Limited Tenure Agreement dated 1 March 2007 and made between the Seller (1); the Buyer (2); the Company (3); Pembroke (4) and Others (5);

“Capacity Agreement Release” means the deed of release dated on or about the date hereof releasing the parties to it from their obligations under the Capacity Agreement;

“Chaucer-Quanta Release” means the deed of release dated on or about the date hereof releasing the parties from their applicable obligations under the Business Transfer Agreement, the Reporting Agreement and the Software Agreement;

“Company” means Quanta 4000 Limited, a company registered in England with registration number 05203226);

“Company Purchase Price” means £1;

“Company Share” means the 1 issued ordinary share of £1 in the capital of the Company;

“Completion” means completion in escrow of the sale and purchase of the Sale Shares by the performance by the parties of their respective obligations under clause 4;

“Completion Date” means the date of this Agreement;

“Confidential Information” means trade secrets and information equivalent to them (including but not limited to formulae, processes, methods, knowledge and Know-how) developed or acquired for the purposes of or held in connection with:

(a)	the business of the Company and the Pembroke Group, or
(b)	the insurance products manufactured, distributed or sold or the services supplied by the Company or the Pembroke Group or the customers and suppliers of the Company or the Pembroke Group;

and which are for the time being confidential to the Company or the Pembroke Group (as the case may be), in each case to the extent within the knowledge of the Seller, any of its Subsidiaries, the Company or the Pembroke Group on the Completion Date and which were not acquired from the Seller or any of its Subsidiaries;

“Disclosure Letter” means the letter of the same date as this Agreement from the Seller to the Buyer disclosing certain matters in relation to the Warranties, together with all documents attached to it or listed in any Schedule to it;

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, claim, right, interest or preference granted to any third party, or any other encumbrance (whether granted for the purposes of security or not) or security interest of any kind (or an agreement or commitment to create any of the same);

“Escrow Condition” has the meaning given in clause 4.1.2;

“Escrow Failure Date” has the meaning given in clause 4.1.5;

“Funds at Lloyd’s” or “FAL” each have the meaning given to the expression “funds at Lloyd’s” in the Membership Byelaw (No. 5 of 2005);

“Guarantee” means any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person and whether given directly or by way of counter-indemnity to any other person who has provided a Guarantee;

“Intellectual Property Rights” means copyrights, (including, without limitation, rights in computer software), patents, trade marks, trade names, service marks, business names (including, without limitation, internet domain names), design rights, database rights, semi-conductor topography rights, rights in undisclosed or confidential information (such as Know-how, trade secrets and inventions (whether patentable or not)), and all other intellectual property or similar proprietary rights of whatever nature (whether registered or not and including, without limitation, applications to register or rights to apply for registration) which may now or in the future subsist anywhere in the world;

“Know-how” means all information owned by the Company or any member of the Pembroke Group or used, or required to be used, in, or in connection with, any business of the Company or any member of the Pembroke Group, held in any form (including that comprised in or derived from data, formulae, instructions, marketing materials, underwriting processes, underwriting process descriptions, reinsurance programmes and all other technical information and materials) and relating to:

(a)

the marketing, sale, distribution or underwriting of insurance or reinsurance products or the purchase of reinsurance including customer names and lists and other details of customers, brokers, other insurance intermediaries, reinsurers, premium income and other sales targets and statistics, market share statistics, premium rates, market research reports and surveys and advertising or other promotional materials;

(b)	future projects, business development or planning, commercial relationships and negotiations;
(c)	any other aspect of the business of the Company or any member of the Pembroke Group;

“Lloyd’s” means the Society incorporated by the Lloyd’s Act of 1871 by the name of Lloyd’s and where the context requires shall include the Council of Lloyd’s or any delegates through whom the Council acts;

“Lloyd’s Deposit Trust Deed” means the Lloyd’s Deposit Trust Deed (Third Party Deposit) dated 23 December 2004 and made between the Company, Quanta 4000 Holdings and Lloyd’s;

“Losses” means all claims, damages, losses, costs (including legal and other professional costs), outgoings and liabilities whatsoever (including any depletion of assets or loss of relief, allowance, set-off or deduction);

“Managers” has the meaning given in the Shareholders’ Agreement;

“Pembroke” means Pembroke JV Limited (Company registration number 5935938) a company incorporated in England and Wales whose registered office is at Plantation Place, 30 Fenchurch Street, London EC3M 3AD;

“Pembroke Group” means Pembroke and its Subsidiaries;

“Pembroke Purchase Price” means £1;

“Pembroke Shares” means the 6,000,000 C ordinary shares of £0.01 each in the capital of Pembroke of which the Seller is the registered holder;

“Quanta FAL” means the Company’s Funds at Lloyd’s which have been deposited at Lloyd’s by the Seller’s Group;

“Quanta FAL Release Document” means a deed of total determination release and substitution of existing Lloyd’s deposit provided by way of third party deposit with a parent company covenant in agreed form to be entered into between Lloyd’s, the Company, the Buyer and Quanta 4000 Holdings;

“Quanta U.K. Limited” means Quanta U.K. Limited (Company registration number 4906243) a company incorporated in England and Wales whose registered office is at 21 Holborn Viaduct, London EC1A 2DY;

“Quanta Indemnity Company” means Quanta Indemnity Company, a company incorporated in Colorado, USA, whose registered office is 4600 S. Ulster Street, Denver CO 80237;

“Relevant Authority” has the meaning given in clause 9.2;

“Relevant Claim” means a Warranty Claim or a claim by the Buyer under any other provision of this Agreement, other than:

(a)

a claim by the Buyer arising from any Seller’s Group Company seeking to recover from the Company the repayment of indebtedness owing to any Seller’s Group Company of any amount exceeding the amount of the Agreed Intercompany Debt; or

(b)	a claim by the Buyer under clause 12;

“Replacement FAL Deeds” means (a) the deed of covenant to be entered into between Lloyd’s and the Buyer; (b) the deed of further charge to be entered into between Lloyd’s and the Buyer; and (c) the Lloyd’s Security and Trust Deed (Parent Company Covenant) to be entered into between Lloyd’s, the Buyer and the Company, each in agreed form;

“Reporting Agreement” means the US Regulatory Requirements Agreement dated 1 March 2007 and made between the Seller (1); Chaucer Syndicates Limited (2) and Pembroke Managing Agency Limited (3);

“Sale Shares” means the 1 ordinary share of £1 in the capital of the Company, making up the entire allotted and issued share capital of the Company, and the 6,000,000 C ordinary shares of one pence each in the capital of Pembroke;

“Seller’s Group” means the Seller and any person which is from time to time a subsidiary undertaking of the Seller, a parent undertaking of the Seller and any other subsidiary undertaking of such parent undertaking (other than the Company) and “Seller’s Group Company” means any of them;

“Seller’s Solicitors” means Lovells LLP, of Atlantic House, Holborn Viaduct, London EC1A 2FG;

“Shareholders’ Agreement” means the Investment and Shareholders’ Agreement relating to Pembroke dated 25 October 2006 and made between Pembroke (1); Mark Wheeler and Others (2); the Buyer (3); and the Seller (4);

“Shareholders’ Release Agreement” means the deed of release dated on or about the date hereof releasing the parties to it from their applicable obligations under the Shareholders’ Agreement;

“Software Agreement” means the Software Licence and Maintenance Agreement dated 1 March 2007 and made between Chaucer Syndicates Limited (1); Pembroke Managing Agency Limited (2) and the Seller (3);

“Subsidiary” and “Holding Company” have the meanings given to them by sections 736 and 736A CA 1985;

“Syndicate” means Syndicate 4000 at Lloyd’s, managed by Pembroke Managing Agency Limited;

“Target Group” means the Company and the Pembroke Group;

“Target Group Company” means any member of the Target Group;

“Taxation” means:

(a)

all forms of tax, levy, duty, charge, impost, withholding or other amount whenever created or imposed and whether of the United Kingdom or elsewhere payable to or imposed by any Taxation Authority; and

(b)

all charges, interest, penalties and fines incidental or relating to any Taxation falling within paragraph (a) above or which arise as a result of the failure to pay any Taxation on the due date or to comply with any obligation relating to Taxation;

“Taxation Authority” means HM Revenue and Customs or any other revenue, customs, fiscal, governmental, statutory, state, provincial, local governmental or municipal authority, body or person, whether of the United Kingdom or elsewhere, which is competent to impose a liability for or to collect Taxation;

“Transaction Document” means this Agreement, the Capacity Agreement Release, the Chaucer-Quanta Release Agreement, the Quanta FAL Release Document, the Replacement FAL Deeds and the Shareholders’ Release Agreement;

“Warranties” means the warranties set out in Schedule 2; and

“Warranty Claim” means a claim by the Buyer under clause 6.2.

1.2	In this Agreement, unless the context requires otherwise:
1.2.1	the expressions “subsidiary undertaking” and “parent undertaking” have the meanings given to them by the Companies Act 1985;
1.2.2

a document expressed to be in the “agreed form” means a document in a form which has been agreed by the parties on or before the execution of this Agreement and signed or initialled by them or on their behalf, for the purposes of identification;

1.2.3	reference to a clause or Schedule are to a clause or a Schedule to this Agreement. The Schedules form part of this Agreement;
1.2.4	the headings in this Agreement do not affect its interpretation;
1.2.5

words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons; and

1.2.6

a reference to any statute or statutory provision (whether of the United Kingdom or elsewhere) includes any subordinate legislation (as defined by section 21(1) Interpretation Act 1978) made under it and any provision which it has superseded or re-enacted (with or without modification), and any provision superseding it or re-enacting it (with or without modification), before or on the date of this Agreement, or after the date of this Agreement except to the extent that the liability of any party is thereby increased or extended.

2	Agreement to sell the Sale Shares
2.1	The Seller shall sell to the Buyer, and the Buyer shall buy from the Seller, the Pembroke Shares with full title guarantee and free from all Encumbrances.
2.2	Quanta 4000 Holdings shall sell to the Buyer, and the Buyer shall buy from Quanta 4000 Holdings, the Company Share with full title guarantee and free from all Encumbrances.
2.3

Title to and beneficial ownership of the Sale Shares shall pass following satisfaction of the Escrow Condition, together with all associated rights and benefits attaching or accruing to them on or after Completion.

2.4

The Seller and Quanta 4000 Holdings irrevocably waive any rights of pre-emption conferred on either of them by the Articles of Association of the Company and/or Pembroke, the Shareholders’ Agreement or otherwise over any of the Sale Shares.

2.5

The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously (save where a breach by the Buyer of its obligations under this Agreement causes the purchase of the Sale Shares to not be completed).

3	Consideration
3.1	The consideration for the sale of:
3.1.1	the Company Share shall be the payment on Completion by the Buyer to Quanta 4000 Holdings of the Company Purchase Price in cash; and
3.1.2	the Pembroke Shares shall be the payment on Completion by the Buyer to the Seller of the Pembroke Purchase Price in cash.
4	Completion
4.1.1

Completion shall take place on the date of this Agreement in escrow at the offices of the Seller’s Solicitors or at such other place as the parties may agree when the parties shall comply with all (but not part only unless the parties so agree) of their respective obligations as set out in this clause 4.

4.1.2

The sole condition of escrow (“Escrow Condition”) shall be the release to Quanta 4000 Holdings by Lloyd’s of the cash and assets which immediately prior to the Completion Date comprise the Company’s FAL.

4.1.3

Pending satisfaction of the Escrow Condition any documents delivered by or on behalf of the Seller or the Buyer pursuant to clause 4 shall not come into effect or be treated as having been delivered and any document which is expressed to be a deed shall not be treated as having been delivered and all such documents shall be held by the Buyer’s Solicitors or the Seller’s Solicitors, as the case may be, subject to the terms of this Agreement.

4.1.4

Upon satisfaction of the Escrow Condition, all documents delivered by the Buyer or the Seller pursuant to this clause 4 and the amount paid by the Buyer pursuant to clause 4.7 shall be released from escrow and such documents shall be dated and, in the case of documents delivered by the Seller, delivered to the Buyer’s Solicitors by the Seller’s Solicitors.

4.1.5

If the Escrow Condition is not satisfied on or before 6pm on the tenth Business Day after Completion (or such later date as the parties may agree in writing) (the “Escrow Failure Date”) all of the documents and certificates which are the subject of the escrow shall have no force or effect and the documents and certificates delivered by the Seller shall be returned promptly to the Seller and the documents and certificates delivered by the Buyer and the amount paid by the Buyer pursuant to clause 4.7 shall be returned promptly to the Buyer.

4.2

Upon Completion the Buyer shall pay to the Seller’s Solicitors, to be held in escrow for payment to the Seller and Quanta Indemnity Company, in the amounts set out in Schedule 4, if and only if the Escrow Condition is satisfied by the Escrow Failure Date and otherwise to be returned to the Buyer, an amount equal to the Agreed Intercompany Debt.

4.3

Upon Completion the Seller shall deliver to the Seller’s Solicitors, to be held in escrow for delivery to the Buyer if and only if the Escrow Condition is satisfied by the Escrow Failure Date and otherwise to be returned to the Seller, the following documents:

4.3.1	transfers in respect of the Sale Shares duly executed and completed in favour of the Buyer (or as it may direct);

4.3.2	the certificates for the Sale Shares and the duly executed powers of attorney or other authorities under which any of the transfers have been executed; and
4.3.3

(as agents for the Company) all the Company’s statutory and minute books (written up to the Business Day immediately preceding Completion) and its common seal (if any), certificate of incorporation, any certificate or certificates of incorporation on change of name and other documents and records including copies of its Memorandum and Articles of Association.

4.4

Upon Completion the Seller shall deliver to the Buyer’s Solicitors, to be held in escrow for delivery to the Buyer if and only if the Escrow Condition is satisfied by the Escrow Failure Date and otherwise to be returned to the Seller:

(a)

certified copies of the minutes recording the resolution of the Board of Directors of (i) the Seller authorising the sale of the Pembroke Shares and the execution of the transfer in respect of them, and (ii) Quanta 4000 Holdings, authorising the sale of the Company Share and the execution of the transfers in respect of them;

(b)	the Disclosure Letter executed by the Seller;
(c)	the Chaucer-Quanta Release Agreement executed by the Seller and Quanta U.K. Limited;
(d)	the Shareholders’ Release Agreement executed by the Seller;
(e)	the Capacity Agreement Release executed by the Seller and the Company;
(f)	the Accounts;
(g)	the Accounts Update Letter;
(h)	certified copies of:
(i)

the resolutions of the directors of the Seller and each other relevant Seller’s Group Company authorising its execution of this Agreement and each other Share Purchase Document (including, in the case of Quanta 4000 Holdings) authorising the transfer of the Company Share in connection with this Agreement;

(ii)	the resolution of the shareholder of the Company resolving to make the appointments referred to in clause 4.5(b); and
(iii)	the appointments made by the shareholder of the Company referred to in clause 4.5(b); and
(i)

a deed of acknowledgment and waiver from the Seller and Quanta Indemnity Company in a form reasonably satisfactory to the Buyer confirming that the Agreed Intercompany Debt has been discharged (or will be discharged following the release from escrow of the amount paid to the Seller’s Solicitors in accordance with clause 4.2).

4.5	Upon the Escrow Condition being satisfied by the Escrow Failure Date, and subject only to the Escrow Condition being satisfied by the Escrow Failure Date, the Seller shall:
(a)	cause the transfers mentioned in clause 4.3.1 to be resolved to be registered (subject only to their being duly stamped) in the register of members of the Company;
(b)	cause Ewen Gilmour, Ken Curtis and Martin Williams to be validly appointed as additional directors and David Turner to be validly appointed as secretary of the Company;

(c)

on such appointments being made, cause Jonathan Dodd, Richard Harris, Peter Johnson, James Ritchie and Mark Wheeler to cease to be directors and Sisec Limited to cease to be secretary of the Company, and deliver to the Buyer letters (executed as deeds) from all such persons so resigning acknowledging that they have no claim outstanding for compensation for loss of office or otherwise howsoever arising, including redundancy and unfair dismissal; and

(d)	procure that the Company resolve to change its name to Pembroke 4000 Limited.
4.6

Upon Completion the Buyer shall deliver to the Seller’s Solicitors, to be held in escrow for delivery to the Seller if and only if the Escrow Condition is satisfied by the Escrow Failure Date and otherwise to be returned to the Buyer:

(a)	the Chaucer-Quanta Release Agreement executed by the Buyer, Chaucer Syndicates Limited, Pembroke and Pembroke Managing Agency Limited;
(b)	the Shareholders’ Release Agreement executed by Pembroke, Mark Wheeler, Tim Glover, Christopher D Brown, David White, Gillian Barnes and the Buyer;
(c)	the Capacity Agreement Release executed by Pembroke, Mark Wheeler, Tim Glover, Christopher D Brown, David White, Gillian Barnes and the Buyer;
(d)

written confirmation from Lloyd’s (which has not been withdrawn) in terms acceptable to the Seller (acting reasonably) that it has no objection to the Buyer acquiring control over the Company pursuant to this Agreement; and

(e)	a certified copy of the resolutions of the directors of the Buyer and each other relevant Buyer’s Group Company authorising its execution of this Agreement and each other Transaction Document.
4.7

Upon Completion the Buyer shall pay to the Seller’s Solicitors, to be held in escrow for payment to the Seller if and only if the Escrow Condition is satisfied by the Escrow Failure Date and otherwise to be returned to the Buyer, the sum of £2, being the Company Purchase Price and the Pembroke Purchase Price.

4.8	Upon satisfaction of the Escrow Condition by the Escrow Failure Date, the parties shall join in procuring that:
(a)	all bank mandates in force for the Company shall be altered (in such manner as the Buyer shall require) to reflect the resignations and appointments referred to above; and
(b)	the registered office of the Company shall be changed to Plantation House, 30 Fenchurch Street, London EC3M 3AD.
4.9	Neither party is obliged to complete the sale and purchase of the Sale Shares unless the other party complies with all its obligations in clauses 4.2 to 4.7.
4.10	If a party fails to comply with any of its obligations in clauses 4.2 to 4.7, the other party may, by notice in writing to the first party:
(a)

elect to proceed to Completion so far as reasonably practicable and set another date on which the first party must comply with those obligations which it has failed to comply with on the Completion Date; or

(b)	postpone Completion to a Business Day not more than 5 Business Days after the Completion Date; or
(c)	terminate this Agreement by giving notice of termination in writing to the first party with immediate effect.

4.11

If a party postpones Completion to another date in accordance with clause 4.10(b), the provisions of this Agreement apply as if that other date is the Completion Date and references to the Completion Date will be construed as if they were references to that other date.

5	Conditions during escrow period
5.1	In the period from the date of this Agreement to the earlier of the date on which the Escrow Condition is satisfied or the Escrow Failure Date:
5.1.1

the Seller shall procure that the Company shall not carry on any business other than business as a corporate member of Lloyd’s and anything that is incidental thereto that it is permitted by Lloyd’s; and

5.1.2

the Buyer and the Seller shall each execute (or procure that the relevant members of their Groups shall execute) the Quanta FAL Release Document and the Replacement FAL Deeds (as applicable) and the Buyer shall procure that FAL in an amount equal to the Company’s FAL immediately prior to the Completion Date (but not exceeding £59.0m) is deposited with Lloyd’s.

6	The Warranties
6.1

The Buyer warrants to the Seller (for itself and as trustee for its successors in title) that as at the date of this Agreement and immediately prior to Completion by reference to the facts and circumstances then existing:

6.1.1	it is duly incorporated and validly existing;
6.1.2

it has power to enter into and perform its obligations under this Agreement, and the other documents which are to be executed by the Buyer pursuant to this Agreement (the “Buyer’s Completion Documents”) which will when executed constitute binding obligations on it in accordance with their respective terms;

6.1.3	it has taken all necessary corporate action to authorise the execution, delivery and performance of the Buyer’s Completion Documents, each of which have been duly executed by it; and
6.1.4	the execution, delivery and performance of the terms of the Buyer’s Completion Documents by it will not:
(a)	result in a breach of its Memorandum and Articles of Association;
(b)	result in a breach of any loan stock, bond, debenture (or other deed, mortgage, contract, undertaking or instrument of a similar nature for the raising of finances) to which it is a party;
(c)	result in a breach of any agreement to which the Buyer is a party;
(d)	result in a breach of any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character or by which the Buyer is bound; or
(e)

require the Buyer to obtain any consent or approval or, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentations or misstatements), and the Buyer warrants in the same terms in respect of each company in the Buyer’s Group which is to execute any document pursuant to this Agreement.

6.2	The Seller:
6.2.1

warrants to the Buyer (for itself and as trustee for its successors in title) as at the date of this Agreement and immediately prior to Completion by reference to the facts and circumstances then existing that each of the Warranties is true and accurate, save in respect of anything done in the operation of the Syndicate; and

6.2.2

acknowledges that acceptance by the Buyer of the Disclosure Letter and any matter disclosed in or pursuant to the Disclosure Letter shall not be construed as an agreement by the Buyer that any such matter constitutes a fair disclosure in relation to any Warranty.

6.3	The Warranties are qualified:
(a)

to the extent, but only to the extent, of those matters fairly disclosed in the Disclosure Letter and for this purpose “fairly disclosed” means disclosed in sufficient detail to enable a reasonable Buyer to assess its impact on the Sale Shares; and

(b)	to the extent of any matter within the actual knowledge of the Buyer.
6.4

In each Warranty, where any statement is qualified as being made “so far as the Seller is aware” or any similar expression, it has been so qualified after due and careful enquiries by the Seller and the Seller has used all reasonable endeavours to ensure that all information given, referred to or reflected in that statement is accurate.

6.5	Each of the paragraphs in Schedule 2:
6.5.1	shall be construed as a separate and independent warranty; and
6.5.2	unless expressly provided in this Agreement, shall not be limited by reference to any other paragraph in Schedule 2 or by any other provision of this Agreement,

and the Buyer shall have a separate claim and right of action in respect of every breach of a Warranty.

6.6	The Warranties shall not in any respect be extinguished or affected by Completion.
6.7

The Seller and Quanta 4000 Holdings agree with the Buyer (for themselves and as trustee for the Company and its directors, employees, agents and advisers) to waive any right or claim which it may have in respect of any misrepresentation or error in, or omission from any information or opinion supplied or given by the Company and/or any of its directors, officers or employees in the course of negotiating this Agreement or in preparing the Disclosure Letter, and that any such right or claim shall not constitute a defence to any claim by the Buyer under or in relation to this Agreement.

6.8

The Buyer shall not be entitled to make a Relevant Claim after Completion if the Buyer and/or any of its agents and/or any of its advisers and/or any of its employees and/or any of the employees (past or present) of any member of the Buyer’s Group who were involved in the administration of the Company had actual knowledge of the matter giving rise to the Relevant Claim before Completion.

6.9	The provisions of Schedule 3 shall apply for the protection of the Seller.
6.10	Subject to the limits and thresholds in Schedule 3, in the event that Relevant Claim is made under the Warranties the Seller will pay to the Buyer:
(a)	the full amount of any shortfall or diminution in the value of any assets of the Company or Pembroke, as the case may be;
(b)	the full amount of any liability or increased or substituted liability of the Company or Pembroke, as the case may be;

(c)	the full amount of any benefit, gain or profit which has not accrued to the Company or Pembroke, as the case may be; and
(d)	the full amount of all Losses and disbursements suffered or reasonably incurred by the Buyer, the Company or Pembroke, as the case may be, in pursuing the Relevant Claim,

as a result of the breach or non-fulfilment of the Warranty which is the subject of the Relevant Claim.

6.11

For the avoidance of doubt, no warranty (save by virtue of clause 2.2) shall be given by Quanta 4000 Holdings and, following transfer of the Company Share to the Buyer, Quanta 4000 Holdings shall have no continuing liability or obligation under this Agreement.

7	Dealing with and voting on the Sale Shares
7.1

The Seller and Quanta 4000 Holdings declare that, for so long as they remain the registered holders of any of the Pembroke Share and the Company Share (respectively) after satisfaction of the Escrow Condition they shall:

7.1.1

hold the Pembroke Shares and the Company Share (as the case may be) and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them in trust for the Buyer and its successors in title; and

7.1.2	deal with and dispose of the Pembroke Shares and the Company Share (as the case may be) and all such dividends, distributions and rights as the Buyer or any such successor may direct; and
7.1.3	if so requested by the Buyer or any such successor:
(a)

vote at all meetings which he shall be entitled to attend as the registered holder of the Pembroke Shares and the Company Share (as the case may be) in such manner as the Buyer or any such successor may direct; and

(b)

execute all instruments of proxy or other documents which the Buyer may reasonably require and which may be necessary or desirable or convenient to enable the Buyer or any such successor to attend and vote at any such meeting.

8	Entire Agreement
8.1	Each party agrees for itself (and as agent for each member of its Group) that:
8.1.1

this Agreement and all documents to be entered into pursuant to this Agreement (together the “Share Purchase Documents”) supersede any prior discussions, understanding and agreements between the parties concerning their subject matter and the Share Purchase Documents constitute the entire and only agreement between the parties concerning their subject matter;

8.1.2

none of the Share Purchase Documents has been entered into in reliance on any Pre-contractual Statement which is not expressly set out in a Share Purchase Document and each party hereby unconditionally and irrevocably waives any claims, rights or remedies arising by virtue of any Pre-contractual Statement not set out in a Share Purchase Document; and

8.1.3

the only rights or remedies available to any party in connection with a breach of clause 6.1 or 6.2 of this Agreement are damages for breach of contract and, except as otherwise provided in any of the Share Purchase Documents, no party may terminate or rescind any of the Share Purchase Documents for breach of contract or for negligent or innocent misrepresentation or otherwise provided always that this clause shall not exclude or limit any liability or right which arises as a result of any fraudulent or dishonest act, omission or statement.

In this clause 8, “Pre-contractual Statement” means any agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature (which express or implied and whether or not in written or draft form) made or given by any person prior to the execution of this Agreement in connection with any matters dealt with in any of the Share Purchase Documents.

9	Announcements and confidentiality
9.1

Subject to clause 9.2, no announcement, circular or communication (each an “Announcement”) concerning the existence or content of this Agreement shall be made by either party (or any member of its Group) without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed).

9.2

Clause 9.1 does not apply to any Announcement if, and to the extent that, it is required to be made by the rules of any stock exchange or any governmental, regulatory or supervisory body or court of competent jurisdiction (“Relevant Authority”) to which the party making the Announcement is subject, whether or not any of the same has the force of law, provided that any Announcement shall, so far as is practicable, be made after consultation with the other party and after taking into account its reasonable requirements regarding the content, timing and manner of despatch of the Announcement in question.

9.3	Subject to clause 9.4, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:
9.3.1	the subject matter and provisions of this Agreement;
9.3.2	the negotiations relating to this Agreement; or
9.3.3	the other party.
9.4	A party may disclose information which would otherwise be confidential if and to the extent:
9.4.1	required by the law of any relevant jurisdiction;
9.4.2	required by existing contractual obligations;
9.4.3	required by any Relevant Authority to which the party making the disclosure is subject, whether or not such requirement has the force of law;
9.4.4	required to vest the full benefit of this Agreement in either party;
9.4.5	disclosure is made to the professional advisers, auditors and bankers of either party (other than for the purposes described in clause 9.4.6);
9.4.6

disclosure is made to a prospective purchaser of the Buyer or the Seller or of any member of their Group or to the prospective purchaser’s advisers or agents, as part of a related due diligence exercise, and subject to the same terms protecting the confidentiality of information provided generally for the purposes of such due diligence;

9.4.7	the information has come into the public domain through no fault of that party; or
9.4.8	the other party has given prior written approval to the disclosure,

provided that any disclosure shall, so far as it practicable, be made only after consultation with the other party.

10	Post Completion Undertakings
10.1	The Seller, for itself and on behalf of all of the members of the Seller’s Group:
10.1.1

acknowledges and agrees that, as at Completion, there are no Liabilities owing to it or any Seller’s Group Company by the Company other than the Agreed Intercompany Debt and certain other debt which will be released pursuant to clause 10.1.2; and

10.1.2

with effect on and from the date on which the Escrow Condition is satisfied, the Seller (for itself and on behalf of all members of the Seller’s Group) waives any rights in respect of any Liabilities owing to it or any Seller’s Group Company by the Company apart from the Agreed Intercompany Debt; and

10.1.3

with effect on and from the date on which the Escrow Condition is satisfied, the Seller (for itself and each member of the Seller’s Group) unconditionally and irrevocably releases and discharges all members of the Buyer’s Group and all members of the Pembroke Group and all of their respective directors, officers and employees from any and all Liabilities other than any Liabilities under, or which are preserved by, any Transaction Document.

For the purpose of this clause, “Liabilities” shall mean all obligations, indebtedness or liabilities of any nature whatsoever including (without limitation) actual or contingent liabilities and unquantified or disputed liabilities and whether arising in contract, tort or otherwise.

10.2

The Seller undertakes to the Buyer (for itself and as trustee for Pembroke and the Company) that it shall not, and that it shall procure that no member of the Seller’s Group will, directly or indirectly, alone or with, through or as any manager, adviser, consultant, partner, employee or agent for any person:

(a)

for a period of one year from Completion, solicit or entice away or endeavour to solicit or entice away from the Company or the Pembroke Group any director or underwriter or other person employed or otherwise engaged by the Company or any member of the Pembroke Group on the Completion Date, whether or not that person would commit any breach of their contract of employment by reason of leaving the service of the Company;

(b)

for a period of three years from Completion, conduct any insurance or reinsurance business or be associated with any person, firm or company which is conducting insurance or reinsurance business using the name “Pembroke” or any name which is intended or likely to be confused with any such name;

(c)	in the course of carrying on any trade or business, claim, represent or otherwise indicate any current association with the Company or Pembroke; or
(d)

for a period of three years from Completion, but subject to each of the same qualifications and the proviso as are set out in clause9.4 (other than clauses 9.4.2 and 9.4.6), divulge any of the Confidential Information to any third party.

10.3

The Seller agrees with the Buyer (for itself and as trustee for Pembroke and the Company) that the restrictions in clause 10.2 are reasonable and necessary for the protection of the value of the Sale Shares, the Company and Pembroke and that having regard to that fact those covenants do not work harshly on it.

10.4

The Seller acknowledges that it has had the opportunity to take independent advice on the restrictions in clause 10.2. While those restrictions are considered by the parties to be reasonable in all the circumstances, it is agreed that if any of those restrictions, by themselves or taken together, are adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Buyer but would be adjudged reasonable if part or parts of their wording were deleted or amended or qualified then the relevant restriction or restrictions shall apply with such modification or modifications as may be necessary to make it or them valid and effective.

10.5

The Buyer undertakes to the Seller that at no time after Completion will it or any member of the Buyer’s Group include in its registered name or any trading name the word “Quanta” or any name which in the reasonable opinion of the Seller is capable of being confused with the word “Quanta”, save that nothing in this clause shall restrict the Buyer’s Group from referring to the word “Quanta” in returns to Lloyd’s after Completion, in the statutory accounts of the Buyer’s Group after Completion and in order to deal with the administration of any insurance business written before the Completion Date and in all cases, such reference to the word “Quanta” to be limited to describing the Company’s former name.

10.6	The Buyer acknowledges that it has no existing claims against any officer or employee of the Seller, the Company or Pembroke and hereby waives any such claim.
10.7

Each party, for itself and on behalf of all of the members of its Group, shall do or procure to be done all such further acts and things, and execute or procure the execution of all such other documents, as the other party may from time to time require for the purpose of giving it the full benefit of the provisions to this clause.

11	Waivers and releases
11.1

The rights and remedies of each party to this Agreement are, except where expressly stated to the contrary, without prejudice to any other rights and remedies available to it. No neglect, delay or indulgence by any party in enforcing any provision of this Agreement shall be construed as a waiver and no single or partial exercise of any rights or remedy of any party under this Agreement shall affect or restrict the further exercise or enforcement of any such right or remedy.

11.2

The liability of any party to this Agreement may in whole or in part be released, compounded or compromised; and, if the other party shall give time or indulgence to the person under such liability, this shall in no way prejudice or affect that party’s rights against any other person under the same or similar liability.

12	Tax overpayment
12.1

If and on any occasion when the Buyer, the Syndicate or the Company receives written confirmation (directly or indirectly) from the United States of America Internal Revenue Service that the Company will not be able to recover all or any part of the amount paid on 14 December 2007 by the Syndicate on the Company’s behalf representing what was thought to be the Company’s share of the Taxation payable in respect of US branch business for the 2006 tax year, and that it will not be possible for such amount to be recovered by way of reduction of or deduction from future amounts of tax which would otherwise be payable, then the Buyer shall provide a copy of such written confirmation to the Seller and the Seller shall, within 10 business days of such notification, pay an amount equal to the lesser of (a) fifty per cent. (50%) of the amount stated in such written confirmation to be irrecoverable; and (b) US$600,000. The Seller’s liability under this clause 12 shall not exceed an aggregate of US$600,000.

12.2

If, notwithstanding the written confirmation provided by the Buyer under clause 12.1, any part of the amount which was stated in the written confirmation to be irrecoverable is subsequently recovered by the Company, the Syndicate, the Buyer or any member of the Buyer’s Group, whether directly or indirectly, by way of reduction of or deduction from future amounts of tax which would otherwise be payable by the Company, the Syndicate, the Buyer or any member of the Buyer’s Group or otherwise, the Buyer shall promptly notify the Seller thereof and shall repay to the Seller the lesser of (a) fifty per cent. (50%) of the amount so recovered; and (b) the amount paid by the Seller to the Buyer under clause 12.1. In addition, if the amount so recovered includes any interest over and above the principal amount which was stated to be irrecoverable then the Buyer shall pay fifty per cent. (50%) of the interest received to the Seller.

13	Miscellaneous
13.1	No purported alteration of this Agreement shall be effective unless it is in writing, refers to this Agreement and is duly executed by each party to this Agreement.
13.2

This Agreement may be executed in any number of counterparts, and each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, they shall constitute one instrument.

13.3

Each of the parties shall be responsible for its respective legal and other costs incurred in relation to the negotiation, preparation and completion of this Agreement, and all ancillary documents. The Buyer shall pay the stamp duty payable on this Agreement and the instrument of transfer of the Sale Shares.

13.4

Each of the parties agrees to bear 50% of the legal costs reasonably incurred by the Managers in connection with negotiation, preparation and completion of this Agreement and all ancillary documents required to be entered into by the Managers in relation to this Agreement provided that neither party shall be required to bear more than £5,000 pursuant to this clause 13.4.

13.5

Employees, officers and directors are intended to be able to enforce their rights under clause 6.7, but otherwise a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

13.6

If a party fails to pay an amount required to be paid under this Agreement when it is due (a “Due Amount”), that party must pay interest on the Due Amount from and including the due date for payment up to and including the date of actual payment at the rate per year of 2% above the base lending rate from time to time of Barclays Bank plc, London. This rate applies to any period after a judgement as well as before a judgement. Interest accrues on a daily basis.

13.7	Each obligation under this Agreement which has not been fully performed by Completion remains in force after Completion.
14	Invalidity

If a provision of this Agreement is found to be illegal, invalid or unenforceable, then to the extent it is illegal, invalid or unenforceable, that provision will be given no effect and will be treated as though it were not included in this Agreement, but the validity or enforceability of the remaining provisions of this Agreement will not be affected.

15	Notices
15.1	A notice or other communication given under or in connection with this Agreement (a “Notice”) shall be:
15.1.1	in writing;
15.1.2	in the English language; and
15.1.3	sent by the Permitted Method to the Notified Address.
15.2

The Permitted Method means any of the methods set out in the first column below, the second column setting out the date on which a Notice given by such Permitted Method shall be deemed to be given provided the Notice is properly addressed and sent in full to the Notified Address:

(1) Permitted Method	(2) Date on which Notice deemed given
Personal delivery	When left at the Notified Address
Fax transmission	On completion of transmission
15.3	The Notified Addresses of each of the parties is as set out below:

Name of Party	Address	Fax number	Marked for the attention of:
Seller	22 Church Street, Penthouse, Hamilton, Bermuda with a copy by e-mail to: mgbannerman@quantaholdings.com		Martha Bannerman
Buyer	Plantation Place 30 Fenchurch Street London EC3M 3AD	+44 (0) 207 105 8300	David Turner

or such other Notified Address as any of the parties may, by written notice to the other parties, substitute for their Notified Address set out above.

16	Assignment
16.1	The benefit of this Agreement (including the Warranties) shall not be assignable without the consent of the other party.
17	Governing Law and Submission to Jurisdiction
17.1	This Agreement shall be governed by and construed in accordance with the laws of England and Wales.
17.2

The parties irrevocably agree that the courts of England and Wales are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement. The parties hereby irrevocably submit to the jurisdiction of such courts and waive any objection on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum provided that this clause shall be without prejudice to the right to bring proceedings in any other jurisdiction for the purpose of enforcement or execution of any judgement or other settlement in any other courts.

17.3

The Seller hereby appoints and authorises Sisec Limited of 21 Holborn Viaduct, London EC1A 2DY (or such other person, being a company resident in England or Wales, as it may by notice to the Buyer substitute) to accept service of all legal proceedings arising out of or in connection with this Agreement and service on Sisec Limited (or such substitute) shall be deemed to be service on the Seller.

IN WITNESS of which this Agreement has been entered into on the date first above written.

Schedule 1

Information about the Company

Date and place of incorporation	11 August 2004, England and Wales
Registered number	05203226
Registered office	21 Holborn Viaduct, London EC1A 2DY
Authorised share capital	£1 divided into one ordinary share of £1 each
Issued share capital	1 ordinary share fully paid
Directors	Jonathan Dodd, Richard Harris, Peter Johnson, James Ritchie and Mark Wheeler
Secretary	Sisec Limited
Auditors	CLB Littlejohn Frazer
Accounting reference date	31 December

Schedule 2

The Warranties

1	Share capital and Constitution of the Company
1.1	Due incorporation

The Company is properly incorporated and validly existing under English law.

1.2	Share capital

The Company Share:

1.2.1	comprises the whole of the allotted and issued share capital of the Company;
1.2.2	has been properly allotted and issued; and
1.2.3	is fully paid or is credited as fully paid.
1.3	Seller’s right to sell Company Share

The Seller is the sole legal and beneficial owner of Quanta Reinsurance Ltd. Quanta Reinsurance Ltd is the sole legal and beneficial owner of Quanta 4000 Holdings. Quanta 4000 Holdings is the sole legal and beneficial owner of the Company Share and has the right to transfer the full legal and beneficial interest in the Company Share to the Buyer without the consent of a third person.

1.4	No Encumbrance over Company Share

The Company Share is not affected by any Encumbrance and there are no arrangements or obligations that could result in the creation of an Encumbrance affecting the Company Share.

1.5	No other right over share capital
1.5.1	No person has:
(a)

the right (whether exercisable now or in the future and whether actual or contingent) to require the allotment, issue, transfer, conversion or redemption of any share or loan capital of the Company or of any other securities giving rise to a right over the share capital of the Company.

(b)	any other right relating to any of the shares in the capital of the Company, or relating to any of the rights attaching to those shares,
1.5.2	The Seller’s Group is not party to any arrangement or obligation to create any right of the kind mentioned in paragraph 1.5.1.
1.6	Constitutional documents

The copy of the constitutional documents of the Company that is annexed to the Disclosure Letter is up to date, accurate, true and complete.

1.7	No other interests
1.7.1	The Company has (other than through its share of any of the Syndicate’s investments):
(a)	no interest in the shares, debentures or quotas of, or other investment in, any body corporate;
(b)	no interest in any partnership, joint venture, consortium or other unincorporated association or arrangement for sharing profit; or
(c)	no branch, agency, place of business or permanent establishment outside the United Kingdom (“overseas branch”) or substantial assets outside the United Kingdom and the Company does not have any outstanding obligation or right to acquire any such interest or overseas branch or in respect of any such interest or overseas branch formerly owned by it or agreed to be acquired by it.

1.7.2	There is no shadow director of the Company.
2	Pembroke Shares
2.1	Seller’s right to sell Pembroke Shares

The Seller is the sole legal and beneficial owner of the Pembroke Shares and save as provided in the Shareholders’ Agreement has the right to transfer the full legal and beneficial interest in the Pembroke Shares to the Buyer without the consent of a third person.

2.2	No Encumbrance over Pembroke Shares

The Pembroke Shares are not affected by any Encumbrance and there are no arrangements or obligations that could result in the creation of an Encumbrance affecting the Pembroke Shares.

2.3	No other right over share capital
2.3.1

No person has the right (whether exercisable now or in the future and whether actual or contingent) to require the allotment, issue, transfer, conversion or redemption of or any option or other agreement giving rise to a right over the Pembroke Shares.

2.3.2	The Seller’s Group is not party to any arrangement or obligation to create any right of the kind mentioned in paragraph 2.3.1.
3	Capacity, due execution etc.
3.1	The Seller and Quanta 4000 Holdings:
3.1.1	are duly incorporated and validly existing under the laws of Bermuda;
3.1.2

have the power to enter into and perform its obligations under this Agreement, and the other documents which are to be executed by them pursuant to this Agreement (the “Seller’s Completion Documents”) which will when executed constitute legal, valid and binding obligations of the Seller and Quanta 4000 Holdings enforceable in accordance with their respective terms; and

3.1.3	have taken all necessary corporate action to authorise the execution, delivery and performance of the Seller’s Completion Documents, each of which have been duly executed by them.
3.2	The execution, delivery and performance of the terms of the Seller’s Completion Documents by the Seller and Quanta 4000 Holdings will not:
3.2.1	result in a breach of the constitutional documents of the Seller or Quanta 4000 Holdings;

3.2.2	result in a breach of any loan stock, bond, debenture (or other deed, mortgage, contract, undertaking or instrument of a similar nature for the raising of finances) to which either of them is a party;
3.2.3	result in a breach of any agreement to which either of them is a party;
3.2.4	result in a breach of any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character or by which either of them is bound; or
3.2.5

require either of them to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentations or misstatements), and the Seller warrants in the same terms in respect of each company in the Seller’s Group which is to execute any document pursuant to this Agreement.

4	Compliance with legal requirements
4.1

All legal and procedural requirements and other formalities in relation to the Company have been complied with and all registers and minute books required by law to be kept by the Company have been properly written up and contain an accurate and complete record of the matters which should be recorded in them, and the Company has not received any application or request for rectification of its statutory registers or any notice or allegation that any of them is incorrect.

4.2

The Company has at all times conducted its business in all respects in accordance with all applicable laws and regulations of the United Kingdom in circumstances where a failure to do so would have a material adverse effect on the Company and the Company does not have any liability for any unlawful act committed by any other person.

4.3

The Company has not been notified that any investigation or enquiry in respect of its affairs is being or has been conducted by any governmental, regulatory or other body (including for the avoidance of doubt, Lloyd’s) and so far as the Seller is aware there are no circumstances likely to give rise to any such investigation or enquiry.

5	Net Assets
5.1

The net assets of the Company (being the amount standing the debit of the capital and revenue reserves and profit and loss account of the Company, other than in respect of the Company’s participation on Syndicate 4000) as at the Completion Date are minus £1,317,493. For the avoidance of doubt this warranty 5.1 is not qualified by the Accounts Update Letter.

6	Accounts
6.1

Subject to any matter disclosed in the Accounts Update Letter, the Accounts make full provision for all established liabilities or make proper provision for all deferred or contingent liabilities, in each case, other than in respect of the Company’s participation on Syndicate 4000.

7	Transaction since the Accounts Date
7.1	Since the Accounts Date:
7.2

no resolution of the Company in general meeting has been passed other than to approve the Accounts or the appointment of the Company’s auditors or to satisfy the obligations of the Seller under this Agreement;

7.3	no change in the accounting reference period of the Company has been made; and

7.4	no dividend has been declared or paid by the Company and no distribution of capital made in respect of any share capital and no loan or loan capital has been repaid in whole or in part.
8	Contracts and Liabilities
8.1

To the best of the Seller’s knowledge and belief, there is no contract, agreement (including, without limitation, any Guarantee, indemnity or any bond or comfort letter), understanding or other arrangement to which the Company is a party which has not been disclosed to the Buyer other than any contract, agreement, understanding or arrangement:

(a)	specified in the Disclosure Letter; or
(b)	entered into by or on behalf of the Company in respect of the business of the Syndicate or in connection with the Company’s membership of Lloyd’s.
8.2	The Seller has supplied to the Buyer complete, up to date and accurate copies of all contracts, agreements and arrangements specified in the Disclosure Letter.
8.3	The Company has no liabilities (actual or contingent) which would be likely to have a material adverse effect on the Accounts other than any liability:
(a)	included in the Accounts;
(b)	incurred by or on behalf of the Company in respect of the business of the Syndicate or in connection with the Company’s membership of Lloyd’s; or
(c)	described in the Disclosure Letter.
8.4

Other than pursuant to the forms of attorney prescribed by Lloyd’s in respect of the business underwritten by the Company at Lloyd’s pursuant to its participation on the Syndicate for the 2004 to 2008 years of account, the Company has not given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment on its behalf.

9	Interests in land

The Company has no, and has never had, any interest in any freehold or leasehold property in any part of the world.

10	Employees

The Company does not have, nor has it ever had, any employees or consultants.

11	Insurance

Save in respect of its business as a member of the Syndicate, the Company is not required by law to maintain any insurances and does not maintain any insurances (other than insurances that are maintained on its behalf by the Seller’s Group) and has no liability to insurers (in respect of unpaid premium or otherwise).

12	Intellectual Property
12.1	No Intellectual Property Rights are vested in the Company (other than the right to trade under its corporate name).
12.2	The Company has not infringed and is not infringing the Intellectual Property Rights of any other person.

13	Information Technology
13.1

Save in respect of its business as a member of the Syndicate or otherwise as a member of Lloyd’s, the Company does not own Information Technology and does not use any Information Technology that belongs to any other person or in which any other person has a right or interest.

14	Connected party transactions
14.1

There are no agreements or arrangements between the Company and any member of the Seller’s Group for the supply of any goods or services or the use by one company of the property, rights or assets of the other.

14.2

There is not, and has not been during the five years before the date of this Agreement, any agreement, arrangement, loan, quasi-loan or undertaking to which the Company is a party and in which any Seller or any other person beneficially interested in the share capital of that company at that time or (except for service agreements) any director of that company or any person associated with any of them within the meaning of section 435 Insolvency Act 1986 is or has been interested.

14.3	The Company has not been party to any transaction falling within section 320 Companies Act 1985 or section 190 Companies Act 2006 (substantial property transactions).
14.4

The Company has not transferred any asset to any member of the Seller’s Group, or to any person beneficially interested in any part of the share capital of any member of the Company, or any director of any member of the Company or any person associated with any such director (within the meaning of section 435 Insolvency Act 1986), except at market value.

15	Litigation

Other than in respect of claims in the ordinary course of the Syndicate’s business, the Company is not engaged in any litigation or arbitration, administrative or criminal proceedings, whether as plaintiff, defendant or otherwise, and no litigation or arbitration, administrative or criminal proceedings by or against the Company is threatened or so far as the Seller is aware expected and so far as the Seller is aware there is no fact or circumstance likely to give rise to any such litigation or arbitration, administrative or criminal proceedings or to any proceedings against any director or employee (past or present) of the Company in respect of any act or default for which the Company might be vicariously liable.

16	Bank accounts and borrowings
16.1

The Company does not have a bank account (save for its current account details of which have been provided to the Buyer on the date of this Agreement) and the Company has not incurred or agreed to incur any borrowing from any bank or other lender which it has not repaid or satisfied in full.

16.2	The Company does not have any liability under any Guarantee.
17	Lloyd’s business
17.1	The Company has not conducted any business other than that of a corporate member at Lloyd’s.
17.2	The Company has not participated on any Lloyd’s syndicate other than the Syndicate.
17.3

All documents relating to the Company’s participation at Lloyd’s are in Lloyd’s standard form and have not been amended in any way, save with the agreement of a member of the Buyer’s Group or the Pembroke Group.

17.4	The Company has not and has not agreed to sell, transfer or “drop” any of its rights to participate on the Syndicate.
17.5

The Company does not currently have and has not previously entered into any arrangements for the provision to it (directly or indirectly) of funds at Lloyd’s by a third party (save as disclosed in the Disclosure Letter) and has not entered into any reinsurance arrangements (other than its proportionate share of reinsurances entered into by the Syndicate) with any third party.

18	Taxation

No event or circumstance has occurred in consequence of which the Company is or may be held liable for Tax or may otherwise be held liable for or to indemnify any Seller’s Group Company in respect of any Tax which is primarily or directly chargeable against or attributable to any Seller’s Group Company.

Schedule 3

Seller protection provisions

1	Maximum Total Liability of the Seller

The total amount of the Seller’s liability in respect of all Relevant Claims is limited to £250,000.

2	Thresholds for Seller’s Liability
2.1	The Seller will only be liable in respect of a Relevant Claim once:
2.1.1	the total amount of all Relevant Claims exceeds £50,000 in which case the Buyer is entitled to claim the total amount of all Relevant Claims and not only the excess ;and
2.1.2	the amount of each such Relevant Claim exceeds £5,000;

and the Seller shall have no liability in respect of any Relevant Claim of less than £5,000.

3	Time Limits for Relevant Claims
3.1

The Seller will only be liable in respect of a Relevant Claim if the Buyer has served a notice on the Seller on or before the date falling one year after Completion which sets out the nature of the Relevant Claim in reasonable detail, including the Buyer’s then best estimate of its amount.

3.2

Any Relevant Claim, if not previously satisfied, settled, waived or withdrawn, shall be deemed to have been withdrawn and shall become fully barred and unenforceable unless legal proceedings in respect of it have been commenced by being both issued and served within six months of the date on which notice of the claim in respect of that Relevant Claim was given to the Seller in accordance with paragraph 3.1.

3.3

In relation to the Buyer’s duty to mitigate any loss, the Buyer shall not be in breach of such duty to the extent that any step or action was taken or omitted to be taken or course of conduct pursued or omitted to be pursued in compliance with any order, direction or mandatory request of Lloyd’s or the Financial Services Authority (or, in either case, any replacement or successor regulatory body).

4	Conduct of Relevant Claims
4.1

Upon the Buyer or any Target Group Company becoming aware of any claim, action or demand or any other matter or circumstance which may be the subject of Relevant Claim, the Buyer shall, subject to paragraph 4.3:

4.1.1	give notice of a claim to the Seller in accordance with paragraph 3;
4.1.2

following the giving of such notice and upon reasonable request from the Seller, allow the Seller and its accountants and professional advisers to investigate the matter or circumstance alleged to give rise to the Relevant Claim and whether and to what extent any amount is payable in respect of the Relevant Claim and for such purpose the Buyer shall (subject to being paid all reasonable costs and expenses) give or use reasonable efforts to procure the giving of all such information and assistance, including access to premises and personnel and the right to examine and copy or photograph any assets, accounts, documents and records as the Seller or its accountants or professional advisers may reasonably request;

4.1.3

keep the Seller informed of material developments in relation to the Relevant Claim, including by providing or procuring the provision of such information or documents as may be reasonably necessary; and

4.1.4	take or procure the taking of all reasonable steps to mitigate any loss suffered by it or the Target Group Company in respect of a Relevant Claim or potential Relevant Claim.
4.2	If the Relevant Claim in question is a result of or in connection with a claim by or liability to a third party then, subject to paragraph 4.3:
4.2.1

the Buyer shall procure that no admission of liability shall be made by or on behalf of the Buyer or the Target Group Company and the claim shall not be compromised, disposed of or settled without first obtaining the Seller’s prior written consent (such consent not to be unreasonably withheld or delayed);

4.2.2

subject to the Seller agreeing to indemnify the Buyer and each Target Group Company against any liability, costs, damages or expenses which may be incurred, the Buyer shall take or shall procure that the relevant Target Group Company shall take whatever action the Seller or its representatives may reasonably require in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal the third party claim (including, without limitation, making counterclaims or other claims against third parties); and

4.2.3

at the Seller’s request, and subject to the Seller first having made payment to the Buyer in respect of any such third party claim of any amount due from it to the Buyer in respect thereof (having regard to any applicable limit or threshold in this Schedule 3):

(a)

the Buyer shall allow the Seller to (or shall procure that the Seller may) take sole conduct of any actions the Seller deems appropriate in connection with any third party claim (including, without limitation, making counterclaims or other claims against third parties) in the name of the Buyer or the Target Group Company (as the case may be) and the Buyer shall (subject to being paid all reasonable costs and expenses) give or cause to be given to the Seller whatever assistance the Seller may reasonably require in avoiding, disputing, resisting, mitigating, settling, compromising, defending or appealing any such third party claim; provided that if at any time the Buyer reasonably considers that the conduct of the Seller is such as may be detrimental to or inconsistent with the good name, goodwill, reputation or image of the Buyer, the Buyer may resume full conduct of any action of which the Seller has taken conduct under this paragraph 4.2, and the Seller shall, on notice from the Buyer that it wishes to resume full conduct of any such action as permitted by this clause, take any step reasonably requested by the Buyer to facilitate resumption of full conduct by the Buyer of any such action; but

(b)	the Seller shall nevertheless be entitled in its sole discretion and at any time to settle any such third party claim and shall notify the Buyer of any decision to do so.
4.3

Nothing in this paragraph 4 shall require the Buyer to give any notice, to provide any information or assistance, to give access to any information or premises or personnel or to take any other step where to do so would, in the reasonable opinion of the Buyer:

(a)	result in breach of any law or regulation, loss of privilege or breach of any obligation of confidentiality; or
(b)

require the Buyer or any member of the Buyer’s Group to initiate, continue, resist or defend legal proceedings in a manner that would adversely affect the business, goodwill or reputation of any member of the Buyer’s Group.

5	General Limitations
5.1	The Seller shall not be liable for any Relevant Claim to the extent that the Relevant Claim is wholly or partly attributable to:
(a)

any voluntary act, omission or transaction occurring at the request or direction of, or with the acquiescence or consent of, the Buyer or any of its authorised representatives before Completion or which was expressly authorised by this Agreement: or

(b)

any voluntary act, omission or transaction of the Buyer or any member of the Buyer’s Group or any Target Group Company or any person connected with any of them or any of their respective directors, employees or agents on or after Completion.

6	No Double Recovery

The Seller will not be liable under a Relevant Claim to the extent that the loss that is the subject of the Relevant Claim has already been fully recovered in respect of another Relevant Claim.

7	Duty to Mitigate

Subject to paragraph 3.3 of this Schedule, nothing in this Schedule 3 limits the Buyer’s common law duty to mitigate its loss.

8	Recovery from Insurers and other Third Parties
8.1

If, before the Seller pays an amount in discharge of any Relevant Claim, the Buyer or the Target Company or any of the Target Company Subsidiaries has recovered (whether by payment, discount, credit, relief or otherwise) from a third party any amount in respect of any matter giving rise to the Relevant Claim, the amount of the Relevant Claim against the Seller shall be reduced by the amount recovered (after deduction of costs and expenses incurred in obtaining that recovery not recovered from any third party and less any tax related to that recovery).

8.2

If the Seller pays in full the amount payable to the Buyer in respect of a Relevant Claim and the Buyer or a Target Group Company subsequently recovers from a third party (including an insurer) an amount which relates to the matter that gave rise to that Relevant Claim, the Buyer must notify the Seller and the Buyer must pay the Seller an amount equal to the amount paid by the Seller to the Buyer that is so recovered from the third party (after deduction of costs and expenses incurred in obtaining that recovery not recovered from any third party and in obtaining payment from the Seller and less any tax related to that recovery).

Schedule 4

Agreed Intercompany Debt

Debts totalling £193,609.68 owed by the Company to Quanta Indemnity Company in respect of certain expenses of the Company which have been funded by Quanta Indemnity Company.

Debts totalling £483,461.91 owed by the Company to the Seller in respect of certain expenses of the Company which have been funded by the Seller.

Total: £677,071.59

QUANTA 4000 LIMITED

Intercompany Indebtedness

Analysis of balances as at 12-31-07

GBP
SOX recharges 2006	85,671.52
Audit recharges Jlco 2006	40,286.43
Audit recharges PWC 2006	4,507.70
D&O insurance recharges 2006	3,122.20
Bda accounting recharges 2006	38,251.72
Bda Risk management recharges 2006	11,622.33
2006 recharges from Quanta Indemnity	193,609.68
D&O insurance recharges	385,123.64
Bda accounting recharges	129,245.55
Recharges relating to Richard Harris costs	120,000.00
Other	60,386.27
Other	20,427.96
Bda Risk management recharges	65,427.26
Bda Executive recharges	64,253.14
Audit recharges	27,281.29
MSU Charges	13,075.44
Shared IT costs	7,251.44
SOX recharges	3,718.22
Revaluation of balances booked in USD	(8,418.24)
1,264,843.56
Less write off (to be booked by Quanta)	(587,771.97)
Total to be paid	677,071.59
Split of payment:
Quanta U.K. Limited	—
Quanta Indemnity Company	193,609.68
Quanta Capital Holdings Ltd	483,461.91
Quanta Reinsurance Ltd	—
677,071.59

SIGNED by Jonathan J. R. Dodd	)	/s/ Jonathan J.R. Dodd
for and on behalf of	)	Jonathan J. R. Dodd
Quanta Capital Holdings Ltd	)	Authorised Signatory

SIGNED by Jonathan J. R. Dodd	)	/s/ Jonathan J.R. Dodd
for and on behalf of	)	Jonathan J. R. Dodd
Quanta 4000 Holding Company Ltd	)	Authorised Signatory

SIGNED by Ewen Gilmour	)	/s/ Ewen Gilmour
for and on behalf of	)	Ewen Gilmour
Chaucer Holdings PLC	)	Authorised Signatory